EXHIBIT 10.17

LOCAL MARKETING AGREEMENT

This Local Marketing Agreement (the “Agreement”), dated as of April 5, 2002, is made and entered into by and between El Dorado Communications, Inc., a California corporation (the “Owner”), the owner and operator of KQQK(FM), Beaumont, Texas (the “Station”), which is licensed to its wholly owned subsidiary, KXTJ License, Inc., and Liberman Broadcasting of Houston, Inc., a California corporation (the “Broker”).

WHEREAS, Owner is engaged in the business of radio broadcasting on the Station and will have available airtime;

WHEREAS, Owner has agreed to retain Broker to provide programming for the Station pursuant to the terms and conditions set forth in this Agreement and in conformity with the Station’s policies and practices and the Communications Act of 1934, as amended together with the rules and regulations (the “FCC Rules”) of the Federal Communications Commission (the “FCC”); and

WHEREAS, Broker has agreed to supply such programming and sell advertising that is in conformance with the Station’s policies and all FCC Rules, including the requirement that the ultimate control of the Station be maintained by Owner;

NOW THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto have agreed and do agree as follows:

1. Purchase of Airtime and Provision of Programming. From the Effective Date until the date on which this Agreement is terminated, subject to the terms and conditions of this Agreement, Owner agrees to broadcast programming supplied by Broker 24 hours-per-day, 7 days per week provided that Owner may broadcast up to one (1) hour of programming per week which is aimed at serving the needs and interests of the Station’s community of license on Sundays before 6:00 a.m. and in accordance with Section 11 of this Agreement. The Effective Date shall be 12:01 a.m. on May 20, 2002 or such other date as may be mutually agreed upon in writing by the parties; provided, however, that Broker’s obligations hereunder shall not commence unless Owner shall be in compliance with its obligations under the FM Asset Purchase Agreement with respect to this Agreement. Broker shall air the type of programming set forth on Exhibit A hereto (the “Format”); provided, however, that Broker shall have the right to change the Format should it so desire.

2. Payments. From and after the Effective Date, Broker shall pay Owner the payments as set forth on Exhibit B hereto. All payments shall be made in advance in equal monthly installments due no later than the first (1st) day of each calendar month during the term of this Agreement; provided, however, that on or before the Effective Date, Broker shall have paid to Owner a prorated monthly payment for the month in which the Effective Date occurs as calculated based upon the number of days in such month falling on and after the Effective Date as a percentage of the total days in such month and multiplied by the monthly payment set forth on Exhibit B hereto. The parties shall similarly prorate the amount due for the last month of this Agreement in the event that this Agreement is terminated other than on the last day of a calendar month with Owner either refunding to Broker the amount of such proration within five (5) business days or, if this Agreement terminates upon consummation of the transactions contemplated by the FM Asset Purchase Agreement, Owner shall, at its election, either credit such amount against the amounts due from Broker to Owner on the KQQK Closing Date (as defined in the FM Asset Purchase Agreement) or refund such amount to Broker on the KQQK Closing Date. All monthly payments shall be by check.

Without limiting Owner’s rights and remedies under Section 16 or any other provision of this Agreement, including its right to terminate this Agreement pursuant to Section 16.1.1, if Broker has not delivered any payment owing to Owner by the tenth (10th) day of the calendar month, after three (3) days’ written notice of the late payment to Broker, Owner may, in its sole discretion, suspend the carriage of Broker’s programming and resell such broadcast time (a “Default Segment”). Broker shall remain liable to Owner for the difference between the amount payable by Broker pursuant to Section 1 for the broadcast time comprising the Default Segment during the remainder of the term of the Agreement and the amount, if any, received by Owner upon resale of all or part of the Default Segment to a third party during the remainder of the term of the Agreement or the operation of the Station by Owner during such period.

The Broker shall receive a credit for any scheduled programming not broadcast by the Station under the powers of operation and preemption in Section 11, the amount of such credit to be equal to such percentage of the monthly payment amount as the amount of time preempted comprises of the total programming hours for such month. Such credit shall be Owner’s sole compensation to Broker for air time so lost. Owner shall have no other liability to Broker or any third party pursuant to the terms of this Section.

Notwithstanding any other provisions of this Agreement and without limiting other rights and remedies of Owner, any payment provided for in this Section 2 not made on the due date shall be subject to finance charges at a rate equal to the lesser of (x) 10% per annum or (y) the highest rate allowed by applicable law, compounded monthly.

3. Accounts Receivable. Broker shall have no interest in any cash accounts receivable for broadcasts on the Station which occur prior to the Effective Date. All revenues and cash accounts receivable for broadcasts on the Station following the Effective Date shall belong to Broker. Broker may sell advertising time consistent with the applicable rules and regulations and the Policy Statement (as defined below), on the Station in combination with any other broadcast station of its choosing, subject to compliance with applicable law. Broker shall be responsible for payment of the commissions due to any national sales representative, local sales representative, agency or employee engaged by it for the purpose of selling advertising that is carried during the programming it provides to Owner. Notwithstanding anything in the foregoing to the contrary, to the extent that Owner has received prepayment for advertising time for periods following the Effective Date, Owner shall disclose such prepayments to Broker on or prior to the Effective Date and such prepayments shall be deducted from the amounts due to Owner pursuant to Section 2 of this Agreement. All information provided by Owner prior to the Effective Date, pursuant to the terms of the FM Asset Purchase Agreement, shall accurately reflect all advertisements scheduled following the Effective Date. If advertisers whose advertisements air on the Station on or after the Effective Date make payments to Owner rather than to Broker with respect to such advertisements, Owner shall hold such amounts in trust for Broker, shall promptly notify Broker of the receipt of such funds and shall forward such amounts to Broker within five (5) business days. If advertisers whose advertisements aired on the Station prior to the Effective Date make payments to Broker rather than to Owner with respect to such pre-Effective Date advertisements, Broker shall hold such amounts in trust for Owner, shall promptly notify Owner of the receipt of such funds and shall forward such amounts to Owner within five (5) business days. If Owner fails to forward such amount to Broker within five (5) business days, Broker shall have the right to set such amounts off against the payments due under Section 2 hereunder with amounts subsequently paid by Owner being reimbursed by Broker.

4. Prohibition on Resale. Broker agrees that it will not resell or otherwise transfer all or any portion of the airtime purchased from Owner hereunder without the express prior written consent of Owner, which consent shall not be unreasonably withheld, any such sale or transfer without such consent being void and of no force or effect; provided, however, that Broker may resell airtime in blocks of no longer than six (6) consecutive hours to one individual or firm (per resold block) without Owner’s prior written consent.

5. Program Delivery Requirements. Broker shall deliver programming at its expense to Owner at the location set forth on Exhibit E for further delivery to the Station’s transmitter facilities.

6. Term. The term of this Agreement shall be for a period beginning on the date first above written and expiring upon the earlier of (x) the KQQK Closing Date (as defined pursuant to the FM Asset Purchase Agreement) or (y) termination of the FM Asset Purchase Agreement, unless sooner terminated as provided by this Agreement.

7. Station Facilities.

7.1Operation of Station. Throughout the term of this Agreement, Owner shall operate the Station with the maximum authorized facilities. Any necessary maintenance work affecting the operation of the Station which would result in a reduction of transmitter power by more than ten percent (10%) shall be scheduled upon as much prior notice to Broker as practicable and shall be performed between the hours of 12:00 a.m. and 5:00 a.m. Owner reserves the right, subject to FCC authorization, to modify the facilities of the Station as it determines is advisable in its sole discretion and consistent with the FM Asset Purchase Agreement.

7.2 Interruption of Normal Operations. If the Station suffers loss or damage to its transmission facilities for any cause other than one governed by Section 7.3, which results in the decrease in the Station’s operating power by more than ten percent (10%), Owner shall notify Broker within two (2) hours and shall promptly undertake such repairs as necessary to restore the operation of the Station within five (5) days from the occurrence of such loss or damage. If Owner fails to return the Station to normal operations with such five (5) day period, Broker will be entitled to decrease the payments called for in Sections 1 and 2 in proportion to the loss of power by more than ten percent (10%). If Owner fails to accomplish that result within sixty (60) days, Broker may terminate this Agreement upon ten (10) days notice to Owner.

7.3 Force Majeure. Any failure or impairment of the Station’s facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast due to acts of God, strikes, lockouts, civil riot, floods and any other cause not reasonably within the control of Owner, shall not constitute a breach of this Agreement and Owner will not be liable to Broker. Broker shall not be required to make payments to Owner for periods covered by the force majeure event.

8. Programming Standards. All programs supplied by Broker shall meet in all material respects all applicable rules, regulations and policies of the FCC and the standards set out in Exhibit C of this Agreement (the “Policy Statement”). All advertising spots and promotional material or announcements shall comply with all applicable federal, state and local regulations and policies. If, in the reasonable judgment of Owner, the programming presented by Broker does not comply with the applicable rules, regulations and policies of the FCC and the standards set out in the Policy Statement, Owner may suspend or cancel any such program after giving written notice of such determination to Broker and Broker having failed to remedy the problem within ten (10) business days. The provision by Broker of any programming, announcement, advertising or other matter that is slanderous, defamatory, obscene or indecent, as determined by a final, unappealable order of the FCC, a court of competent jurisdiction or in an arbitration pursuant to Section 32, shall constitute a material breach of this Agreement, and shall entitle Owner, at its sole discretion, to terminate this Agreement immediately and exercise its rights and remedies under this Agreement based on such material breach by Broker, notwithstanding the provisions of Sections 6 and 16.2. If Owner determines, in its reasonable judgment, that any programming, announcement, advertising or other matter provided by or on behalf of Broker for broadcast on the Station may be slanderous or defamatory, Owner may require a retraction to be broadcast on the Station hereunder without (i) creating any liability to Broker or any other third party or (ii) limiting Owner’s indemnification rights pursuant to Section 15, or any of its other rights pursuant to Sections 10 and 16, or any other provision of this Agreement; provided, however, that Broker shall have the right to contest such determination in accordance with Section 32 hereof and shall not be required to broadcast such retraction pending the outcome of such contest.

9. Responsibility for Expenses and Employees.

9.1 Division of Expenses. Owner will provide and be responsible for (i) the Station personnel necessary for maintenance and operation of the Station’s transmission facilities (including without limitation a Chief Operator), and will be responsible for the salaries, taxes, insurance and related costs for all Station personnel used in the maintenance and operation of the Station’s transmission facilities and main studio, (ii) all real and personal property taxes, mortgage fees and expenses and other real property costs (including insurance), (iii) all transmitter site leases and any lease payments related to the Station’s studios located at Liberty, Texas, and Post Oak Road, Houston, Texas (including the rooftop microwave studio transmitter link and the STL hop site), (iv) any utilities (excluding Broker’s telephone charges related to getting programming to the Station’s transmission facilities), and (v) all costs and expenses for the maintenance of all transmitter equipment. Whenever on the Station’s premises, all personnel shall be subject to the supervision and the direction of Owner’s General Manager and/or the Station’s Chief Operator. Except as set forth in the foregoing sentences of this Section 9, Broker shall be responsible for all other expenses involved in the operation of the Station including, without limitation, (i) all operating expenses of the Station (including telephone expenses and expenses related to sales, marketing, promotion, advertising, billing and collections and traffic), (ii) all costs and expenses for maintenance of studio equipment, (iii) the employment and salaries, taxes, insurance and related costs for all personnel used in the production of its programming, including salespeople, traffic personnel board operators and programming staff and (iv) all copyright fees attributable to Broker’s programming broadcast on the Station, including, without limitation, all ASCAP, BMI and SESAC fees, and fees for any other necessary music performance rights, as determined in the sole discretion of Owner. At Broker’s request, Owner shall file new agreements with the music licensing organizations in order to reflect the change in the Station’s format. At any time after the date first set forth above, Broker shall have the right to hire Owner’s traffic manager (the “Traffic Manager”); provided, however, that, if Broker hires the Traffic Manager during the period prior to the Effective Date, Broker shall make the Traffic Manager available to Owner to continue to prepare traffic logs for Owner during the period prior to the Effective Date; provided, further, that Broker shall incur no liability related to, and Owner hereby waives any claim against Broker with respect to, the Traffic Manager’s performance of functions for Owner.

10. Operation of Station.

10.1 Control. Notwithstanding anything to the contrary in this Agreement, Owner shall have full authority and power over the management and operation of the Station during the period of this Agreement. In no event shall Broker, or Broker’s employees, represent, depict, describe or portray Broker as Owner of the Station. To this end, all employees of Broker, whose work involves the Station, shall be informed as to Owner’s ultimate control over the Station and Broker’s subordinate capacity. Owner shall provide and pay for the General Manager of the Station, who shall report and be accountable solely to Owner and who shall be responsible for the direction of the day-to-day operation of the Station to the extent required pursuant to the FCC Rules with Roel Campos to serve in this position at all times during his employment with Owner and in no event for less than sixty (60) days. To the extent necessary to avoid an unauthorized transfer of control of the Station’s FCC licenses, Owner shall retain control over the policies, programming and operations of the Station, including the right to pre-empt any programs in order to broadcast a program deemed by Owner to be of greater national, regional or local interest, subject to Section 11. Owner shall at all times be solely responsible for meeting all of the FCC’s requirements with respect to public service programming, for maintaining the political and public inspection files and the Station log, and for the preparation of all programs/issues lists.

10.2 Broker’s Responsibilities with Respect to Operation of Station. At Owner’s request, Broker shall cooperate with and assist Owner in complying with the FCC Rules and the other rules and regulations referenced in Section 10.1, including by reporting such information as Owner may reasonably request from time to time in order to comply with its programming reporting requirements. Broker shall cause the Station to transmit any required tests of the Emergency Alert System at such times as are reasonably directed by Owner. Broker shall prepare, maintain and deliver to Owner all records and information in Broker’s possession that are required by the FCC to be placed in the public inspection files of the Station pertaining to the broadcast of political programming and advertisements, in accordance with the provisions of Sections 73.1940 and 73.3526 of the FCC’s rules. Broker also shall consult with Owner and adhere strictly to all applicable statutes and the rules, regulations and policies of the FCC, as announced from time to time, with respect to the carriage of political advertisements and programming (including, without limitation, the rights of candidates and, as appropriate, others to “equal opportunities”) and the charges permitted therefor. Broker shall furnish within its programming, on behalf of Owner, all station identification announcements required by the FCC’s rules.

11. Public Affairs; Special Events. Nothing in this Agreement shall abrogate the unrestricted authority of Owner to discharge its obligations to the public and to comply with the FCC Rules with respect to meeting the ascertained needs and interests of the public as set forth in Section 2. Additionally, Owner shall have the right, in its reasonable discretion, to pre-empt any of the broadcasts of the programs supplied by Broker, and to use part or all of the hours of operation of the Station for the broadcast of events related to local or national emergencies if Broker is not already covering such event. In all such cases, Owner will use its best efforts to give Broker reasonable advance notice of its intention to pre-empt programming and, in the event of such pre-emption, Broker shall receive a credit for such time as may be pre-empted by Owner.

12. Right to Use the Programs. The right to use the programs produced by Broker and to authorize their use in any manner and in any media whatsoever shall be at all times vested solely in Broker except as authorized by this Agreement.

13. Payola and Plugola. Broker agrees that Broker will not accept any compensation of any kind or gift or gratuity of any kind whatsoever, regardless of its value or form, including,

but not limited to, a commission, discount, bonus, materials, supplies or other merchandise, services or labor, whether or not pursuant to written contracts or agreements between Broker and merchants or advertisers, unless the payer is identified in the programs as having paid for or furnished such consideration in accordance with FCC requirements. Upon request from Owner, Broker agrees annually to execute and provide Owner with a Payola Affidavit, substantially in the form which is provided as Exhibit D hereto.

14. Compliance with Law. The Broker will, in good faith, endeavor to comply with all laws and regulations applicable to the broadcast of programming by the Station.

15. Indemnification; Rights of Owner; Insurance.

15.1 Indemnification. The Broker will indemnify and hold harmless Owner and its officers, directors, employees, affiliates and agents (the “Owner Parties”) against all claims, damages, liabilities, costs and expenses including, without limitation, amounts paid in settlement, any judgment and reasonable attorneys’ fees and costs (the “Losses”) resulting from claims for defamation, slander, illegal competition or trade practice, violation of rights of privacy, and infringement of copyrights or other proprietary rights or other law arising out of the content of programming broadcast on the Station and furnished by Broker pursuant to this Agreement. The Broker shall further indemnify and hold harmless each Owner Party from and against all other Losses arising from the content of programming broadcast on the Station and furnished by Broker pursuant to this Agreement with respect to a challenge to the renewal of the FCC license for the Station or any FCC enforcement proceeding.

15.2 Insurance. In addition to any other insurance coverage which Broker may be required to carry in accordance with applicable law, from the Effective Date through the date on which this Agreement is terminated, Broker shall obtain and maintain a media special perils insurance policy with errors and omissions coverage with a coverage limit of at least $5,000,000. If agreeable to the insurer on terms reasonably acceptable to Broker, Broker shall name Owner and KXTJ License, Inc. as additional insureds under the policies maintained pursuant to this Section 15.2.

16. Events of Default; Cure Periods and Remedies.

16.1 Events of Default. The following shall constitute events of default (the “Events of Default”) under the Agreement:

16.1.1 Non-Payment. The Broker’s failure to pay any broadcast fee pursuant to Sections 1 and 2 when due subject to the cure provision in Section 2.

16.1.2 Non-Timely Delivery of Program Materials. Broker’s failure to deliver programs in a timely fashion.

16.1.3 Default in Covenants. The default by Broker or by Owner in the performance of any material covenant, condition or undertaking contained in this Agreement (other than defaults governed by Sections 8, 16.1.1 or 16.1.2 and defaults arising as a result of the circumstances contemplated in Section 7.2 or 7.3, which, in each case, shall be governed by such sections).

16.1.5 Breach of Representation. If any representation or warranty made by Owner or Broker in this Agreement, or in any certificate or document furnished by Broker to Owner pursuant to the provisions of this Agreement, shall prove to have been false or misleading in any material respect as of the time furnished.

16.2 Cure Periods. Notwithstanding anything in Section 16.1 to the contrary, with respect to Sections 16.1.3 and 16.1.5, no Event of Default shall be deemed to have occurred until the non-defaulting party has provided the party in default with written notice specifying the event or events that, if not cured, would constitute an Event of Default and specifying the actions necessary to cure the default(s) and the defaulting party shall have failed to have cured such default within sixty days after receipt of such notice. This period may be extended for a reasonable period of time if the defaulting party is acting in good faith to cure and such delay is not materially adverse to the non-defaulting party.

16.3 Termination Upon Default. Upon the occurrence of an Event of Default, the non-defaulting party may immediately terminate this Agreement, provided that it is not also in material default of this Agreement. Notwithstanding the foregoing, this Agreement: (a) shall terminate immediately, without notice to Broker or any further action by Owner or any other person, upon Broker’s making a general assignment for the benefit of creditors, or filing a petition for bankruptcy, for reorganization or an arrangement, or for the appointment of a receiver, trustee or similar creditors’ representative for the property or assets of Broker under any federal or state insolvency law; and (b) shall terminate at the end of the thirtieth (30th) day after any person has filed against Broker a petition for bankruptcy, for reorganization or an arrangement, or for the appointment of a receiver, trustee or similar creditors’ representative for the property or assets of Broker under any federal or state insolvency law, unless such petition has been dismissed or discharged by such time. In no event shall Owner or Broker have any liability for consequential, special, incidental, or lost profits damages. In no event shall termination extinguish any rights of Owner pursuant to Section 15.1.

17. [Reserved].

18. Termination Upon Order of Judicial or Governmental Authority. If any court of competent jurisdiction or any federal, state or local governmental authority designates a hearing with respect to the continuation or renewal of any license or authorization held by Owner for the operation of the Station, advises any party to this Agreement of its intention to investigate or to issue a challenge to or a complaint concerning the activities permitted by this Agreement, or orders the termination of the Agreement and/or the curtailment in any manner material to the relationship between the parties to this Agreement of the provision of programming by Broker, with the concurrence of Owner, Broker shall have the option to seek administrative or judicial appeal of or relief from such order(s), in which event Owner shall cooperate with Broker provided that Broker shall be responsible for legal fees incurred in such proceedings, or Broker shall notify Owner that the Agreement will be terminated in accordance with such order(s). If the FCC designates the renewal application of the Station for a hearing as a consequence of any action taken by Broker under this Agreement, Broker shall cooperate and comply with any reasonable request of Owner to assemble and provide to the FCC information relating to Broker’s performance under this Agreement, at Broker’s expense. Upon termination following such governmental order(s), Broker shall pay to Owner any fees due but unpaid as of the date of termination as may be permitted by such order(s), and Owner shall reasonably cooperate with Broker to the extent permitted to enable Broker to fulfill advertising or other programming contracts then outstanding. Thereafter, neither party shall have any liability to the other.

19. Mutual Representations and Warranties. Each of Owner and Broker represents to the other (i) that it is legally qualified and able to enter into this Agreement, (ii) that the execution, delivery and performance hereof does not constitute a breach or violation of any agreement, contract or other obligation to which it is subject or by which it is bound and (iii) that this Agreement constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms.

20. Maintenance of Corporate Status. At all times during the term of this Agreement, Broker and Owner shall take such actions as are necessary to ensure that the respective party is in good standing under the laws of its jurisdiction of incorporation.

21. Modification and Waiver. No modification or waiver of any provision of the Agreement shall be effective unless made in writing and signed by the party adversely affected, and any such waiver and consent shall be effective only in the specific instance and for the purpose for which such consent was given.

22. No Waiver; Remedies Cumulative. No failure or delay on the part of Owner or Broker in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver of any breach of this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. The rights and remedies of the parties to this Agreement are cumulative and are not exclusive of any rights or remedies which either may otherwise have.

23. Construction. This Agreement shall be construed in accordance with the laws of the State of Texas without regard to the provisions of conflicts of law thereunder. The obligations of the parties to this Agreement are subject to all federal, state or municipal laws or regulations, including those of the FCC, now or hereafter in force. The parties each acknowledge that all the terms and conditions in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties’ agreement based upon all relevant considerations. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation hereof. Nothing in this agreement shall be deemed to constitute a joint venture or partnership between the parties hereto.

24. Headings. The headings contained in this Agreement are included for convenience only and shall not in any way alter the meaning of any provision.

25. Successors and Assigns. This Agreement may not be assigned by Broker without the express written consent of Owner first had and obtained. Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

26. Counterpart Signatures. This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original and be binding on the parties to this Agreement.

27. Notices. Any notice required hereunder shall be in writing and any payment, notice or other communications shall be deemed given when delivered personally, or mailed by certified mail with return receipt requested or by Federal Express, postage prepaid, and addressed as follows:

If, to Broker: with copies (which shall not constitute notice) to: and, If to Owner:
Lenard D. Liberman
Executive Vice President
Liberman Broadcasting of Houston, Inc.
1845 Empire Ave.
Burbank, California 91504
Phone: BOTH (818) 563-5722 and
                         (281) 493-2900
Fax: BOTH (818) 558-4244 and
                     (281) 759-3963

Joseph K. Kim, Esq.
O’Melveny & Myers LLP
400 South Hope Street, 15th Floor
Los Angeles, California 90071
Phone: (213) 430-6000
Fax: (213) 430-6407

Roel Campos, Esq.
El Dorado Communications
1980 Post Oak Boulevard, Suite 1500
Houston, TX 77058
Phone: (713) 968-4500
Fax: (713) 968-4518

with copies (which shall not, by itself, constitute notice) to:	Lawrence Roberts, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, D.C. 20005 Phone: (202) 371-7040 Fax: (202) 393-5760

28. Entire Agreement. This Agreement embodies the entire agreement between the parties and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter hereof.

29. Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable, it shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

30. Attorneys’ Fees. In the event of any legal action to enforce the terms of this Agreement, the prevailing party in any such action shall be entitled to recover his or its costs and reasonable attorneys’ fees incurred from the losing party.

31. Certification. For purposes of Section 73.3555, Note 2(k)(3) of the FCC Rules, Owner certifies that it maintains ultimate control over the Station’s facilities, including specifically control over the Station’s finances, personnel and programming and Broker certifies that this Agreement complies with the provisions of Section 73.3555(a), 73.3555(c) and 73.3555(d) of the FCC Rules.

32. Arbitration. Any disputes arising under this Agreement or any of the agreements contemplated herein and out of the relationship among the parties, will be submitted to binding arbitration in the manner specified in Section 11.6 of the FM Asset Purchase Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first written above.

LIBERMAN BROADCASTING OF HOUSTON, INC.

By:	/s/ LENARD D. LIBERMAN
Lenard D. Liberman Executive Vice President

EL DORADO COMMUNICATIONS, INC.

By:	/s/ ROEL C. CAMPOS
Roel Campos Senior Vice President

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EXHIBIT A

Program Lineup

Broker shall provide radio programs consisting of Spanish, English and/or Tejano music, information, news or entertainment programming deemed appropriate by Broker and satisfying the requirements of the Agreement.

Owner shall keep confidential all information provided by Broker with respect to Broker’s selection of a Format for the Station; provided, however, that Owner shall be entitled to provide such information to its directors, officers and attorneys, in each case, on a need to know basis and only after apprising such parties of the requirement to maintain the confidentiality of the information. Owner shall be responsible for the failure of such parties to maintain the confidentiality of such information in accordance with the foregoing.

Except as Owner and Broker may agree in writing, Owner and Broker shall keep confidential the execution and terms of this Agreement for a period of fifteen (15) days from the date of this Agreement or such longer period as the parties may agree upon in writing; provided, however, that each party shall be entitled to provide such information to its respective directors, officers, employees, lenders and attorneys (“Related Parties”), in each case, on a need to know basis. Each party shall be responsible for the failure of its respective Related Parties to maintain the confidentiality of such information in accordance with the first sentence of this paragraph.

A-1

EXHIBIT B

Payments

In consideration for the airtime supplied to Broker pursuant to this Agreement, Broker shall provide the following consideration to Owner.

A. Monthly Rates

In accordance with Section 2 of the Agreement, Broker shall make monthly payments of $113,000 per month.

B. Costs
Broker shall promptly reimburse Owner for any amounts paid by Owner which represents costs which Broker has agreed to assume pursuant to the Agreement. Owner shall provide Broker with customary documentation demonstrating Owner’s payment of such amounts.

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Exhibit C

KQQK Station Programming Policy

1. Broadcast Content and Technical Requirements. All programs delivered to El Dorado Communications, Inc. (“Owner”) for airplay shall be professional broadcast quality.

2. Regulations and Guidelines. All programming shall conform to all requirements under the Communications Act of 1934, as amended, all rules regulations and written policies of the FCC (the “FCC Rules”) and this KQQK Station Programming Policy. Broker agrees to cooperate with Owner in the broadcasting of programs meeting general industry standards and for this purpose to observe the following regulations in the preparation, writing and broadcasting of its programs.

2.1 Respectful of Faiths. The subject of religion and references to particular faiths, tenants, and customs shall be treated with respect at all times.

2.2 No Denominational Attacks. Programs shall not be used as a medium for attack on any faith, denomination, or sect, or upon any individual or organization.

2.3 Donation Solicitation. Requests for donations in the form of a specific amount, for example, $1.00 to $5.00, shall not be made if there is any suggestion that such donation will result in miracles, cures or prosperity. However, statements generally requesting donations to support the broadcast, church or other entity are permitted.

2.4 No Ministerial Solicitations. No invitations by the minister or other individual appearing on the program to have listeners come and visit him or her for consultation or the like shall be made if such invitation implies that the listeners will receive consideration, monetary gain, or cures for illness.

2.5 No Vending of Miracles. Any exhortation to listeners to bring money to a church affair or service is prohibited if the exhortation, affair, or service contains any suggestion that miracles, cures, or prosperity will result.

2.6 No Miracle Solicitation. Any invitations to listeners to meet at places other than the church and/or to attend other than regular services of the church is prohibited if the invitation, meeting, or service contains any claim that miracles, cures, or prosperity will result.

2.7 No Claims of Undocumented Miracles. Any claims of miracles or cures not documented in biblical scripture and quoted in context are prohibited; e.g., this prohibits the minister and/or other individual appearing on the program from personally claiming any cures or miracles and also prohibits the presentation of any testimonials regarding such claims either in person or in writing.

2.8 No Lotteries. Announcements giving any information about lotteries or games prohibited by federal or state law or regulation are prohibited.

2.9 No “Dream Books”. References to “dream books,” the “straight line,” or other direct or indirect descriptions or solicitations relative to the “numbers game,” or the “policy game,” or any other form of gambling are prohibited.

C-1

2.10 No Numbers Games. References to chapter and verse numbers, paragraph numbers, or song numbers, which involve three digits should be avoided and, when used, must relate to the overall theme of the program.

2.11 Required Announcements. Broker shall broadcast (i) an announcement at the beginning and end of each program, and hourly, as appropriate, to indicate that program time has been purchased by Broker, and (ii) any other announcement that may be required by law, regulation or Station policy.

2.12 No Illegal Announcements. No announcements or promotion prohibited by federal or state law or regulation of any lottery or game shall be made over the Station. All games, contests, or promotions shall comply with the FCC Rules and applicable laws.

2.13 Programming Prohibitions. Broker shall not broadcast any of the following programs or announcements:

A. False Claims. False or unwarranted claims for any product or service.

B. Unfair Imitation. Infringements of another advertiser’s rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

C. Commercial Disparagement. Any disparagement of competitors or competitive goods.

D. Profanity. Any programs or announcements that are slanderous, defamatory, obscene, profane, indecent, vulgar, repulsive or offensive, either in theme or treatment. Depictions of violence should be minimized, and may not promote or espouse the use of such violence.

E. Price Disclosure. Any price mentions except as permitted by applicable law.

F. Descriptions of Bodily Functions. Any continuity which describes in a repellent manner internal bodily functions or symptomatic results of internal disturbances, and no reference to matters which are not considered acceptable topics in social groups.

G. Fraudulent or Misleading Advertisement. Any advertising matter, announcement or claim which Broker knows to be fraudulent, misleading or untrue.

H. Advertisements. All advertising and other paid or bartered announcements included in the program must meet sponsorship identification requirements. No advertisements for cigarettes or tobacco products may be presented.

Owner may waive any of the foregoing regulations in specific instances if, in its reasonable opinion, good broadcasting in the public interest will be served thereby.

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Exhibit D

Form of Payola Affidavit

City of                    )

County of                )                                  SS:

State of         )

I,                    , having first been duly sworn, hereby state that I have read and will comply with the provisions of Section 317 and 507 of the Communications Act of 1934, as amended, copies of which are attached hereto. I also have read and will comply with the provisions of the Commission’s Sponsorship Identification Rule (73.1212), a copy of which is attached hereto.

I also will comply with the policy of this Station, KQQK, which prohibits every employee having any voice in the selection of broadcast matter from accepting any loans or other consideration from persons seeking the airing of any broadcast matter in return thereof.

I understand that receiving or agreeing to receive anything of value from a third party for the broadcast of any program material over the Station is a crime, unless the agreed payment is disclosed to the Station before broadcast of the program material. This crime, commonly called “payola”, is punishable by one year in prison and a fine of up to $10,000.

During the past year, I have not been promised or paid anything of value directly or indirectly by a third party for the broadcast of any programming material over the Station.

Affiant

The foregoing instrument was acknowledged before me this         day of                , 2001 by                , who is personally known to me or who has produced                                 as identification.

Notary Public

My Commission expires:

D-1

Exhibit E
Program Delivery Location

Broker, at its option, shall deliver its programming to Owner’s facility at 1980 Post Oak Boulevard, Houston, Texas 77056, the Liberty STL site or the Clear Channel tower.

E-1